Exhibit 5.1

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August 16, 2021

Cyclo Therapeutics, Inc.
6714 NW 16th Street, Suite B
Gainesville, Florida 32653

Re:         Prospectus Supplement to Registration Statement on Form S-3 (Registration No. 333-254496)

Ladies and Gentlemen:

We have acted as counsel to Cyclo Therapeutics, Inc., a Nevada corporation (the “Company”), in connection with (i) the preparation and filing with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-3 (Registration No. 333-254496) which was declared effective by the Commission on May 28, 2021 (the “Registration Statement”), relating to the offering from time to time, pursuant to Rule 415 of the General Rules and Regulations of the Commission promulgated under the Securities Act of 1933, as amended (the “Securities Act”), of securities of the Company with an aggregate offering price of up to $100,000,000; (ii) the Prospectus Supplement of the Company, dated August 16, 2021 (the “Prospectus Supplement”), filed with the Commission relating to the issuance and sale by the Company of shares of the Company’s common stock, par value $0.0001 per share, having an aggregate offering price of up to $20,000,000 (the “Shares”) in accordance with that certain Equity Distribution Agreement, dated August 16, 2021 (the “Agreement”), between the Company and Oppenheimer & Co. Inc., as sales agent; and (iii) the current report on Form 8-K dated August 16, 2021 (the “Form 8-K”), pertaining to the Shares and which will include this opinion letter as an exhibit and result in it being filed by the Company with the Commission as Exhibit 5.1 to the Registration Statement by incorporation by reference.

In connection with this opinion, we have examined instruments, documents, certificates and records which we have deemed relevant and necessary for the basis of our opinion hereinafter expressed including (a) the Registration Statement, the prospectus contained therein and the Prospectus Supplement, (b) the Company’s Articles of Incorporation, as amended to date, (c) the Company’s Bylaws, (d) certain resolutions of the Board of Directors of the Company and (e) such other documents, corporate records, and instruments as we have deemed necessary for purposes of rendering the opinions set forth herein.

As to certain factual matters, we have relied upon certificates of the officers of the Company and have not sought to independently verify such matters. In such examination, we have assumed (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy, and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the legal capacity of all natural persons.

In rendering this opinion we have assumed that: (i) the Registration Statement, and any amendments (including post-effective amendments) thereto, has or will have become effective and will remain effective at the time of issuance of any Shares thereunder; (ii) the Company will issue and deliver the Shares in the manner contemplated by the Registration Statement, Prospectus Supplement and the Agreement against payment of valid consideration therefor; (iii) the resolutions authorizing the Company to issue, offer and sell the Shares will have been duly adopted by the board of directors or other appropriate governing bodies of the Company and will be in full force and effect at all times at which the Shares are offered, issued and sold by the Company; (iv) all Shares will be issued in compliance with applicable federal and state securities laws; and (v) the obligations of parties to the Sales Agreement other than the Company are valid, binding and enforceable.

Based on the foregoing, and subject to the qualifications and limitations stated herein, it is our opinion that the Shares have been duly authorized and, when issued and sold by the Company in the manner described in the Registration Statement and the Prospectus Supplement and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and nonassessable.

In addition to the qualifications, exceptions and limitations elsewhere set forth in this opinion letter, our opinion that any document is legal, valid and binding is qualified as to, and we give no opinion with respect to: (i) limitations imposed by bankruptcy, insolvency, reorganization, arrangement, receivership, moratorium or other laws affecting creditors’ rights (including, without limitation, the effect of statutory and other laws regarding fraudulent conveyances, fraudulent transfers and preferential transfers); (ii) right to indemnification and contribution, which may be limited by applicable law or equitable principles; (iii) general principles of equity, including, without limitation, concepts of materiality, reasonableness, conscionability, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief, regardless of whether the applicable agreements are considered in a proceeding in equity or at law; and (iv) any provisions relating to the choice of forums for resolving disputes.

We express no opinion as to the laws of any jurisdiction, other than the laws of the States of Nevada and New York and the Federal laws of the United States.

We hereby consent to the filing of this opinion with the Commission as Exhibit 5.1 to the Company’s Form 8-K and to the incorporation by reference of this opinion in the Registration Statement, and to the reference to our firm under the caption “Legal Matters” in the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes in the facts stated or assumed herein or of any subsequent changes in applicable law.

Very truly yours,

/s/ Fox Rothschild LLP